UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 24, 2011
Date of Report (Date of earliest event reported)

BOSTON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-164785	27-0801073
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 South Commercial Street, Manchester, NH 03101
(Address of principal executive offices)          (Zip Code)

(978) 886-0421
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 24, 2011, Boston Therapeutics, Inc. (the “Company”), a public company registered with the SEC and a developer of diabetic therapies, today announced that it has entered into a definitive Licensing and Manufacturing Agreement (the “Agreement”) with Advance Pharmaceutical Company (“Advance Pharmaceutical”), a Hong Kong-based, privately-held company.

Under terms of the Agreement, the Company will manufacture and supply product in bulk for Advance Pharmaceutical. Advance Pharmaceutical will be responsible for the packaging, marketing and distribution of SUGARDOWN™ in China.  Advance Pharmaceutical will also have rights to develop and manufacture SUGARDOWN™ for commercial sale in China, subject to establishment of quality assurance and quality control standards set forth by the Company. The Agreement provides that Advance Pharmaceutical will pay royalties to the Company for SUGARDOWN™ and related products developed by the Company and a reduced royalty rate for products based on the Company’s intellectual property and developed by Advance Pharmaceutical.  Advance Pharmaceutical invested in the private placement as described in the 8-K filed with the SEC on June 22, 2011

General Information
The foregoing is not a complete summary of the terms of the transaction contemplated by the Licensing and Manufacturing Agreement.

A press release issued by the Company in connection with entrance into the Licensing and Manufacturing Agreement is filed with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

See the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.

Date:	June 30, 2011	By:	/s/ David Platt, Ph.D.
David Platt
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated June 30, 2011